UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 33-124360
                                                                       33-131293
                                                                       ---------


                             DEL LABORATORIES, INC.
                      (SEE TABLE OF GUARANTOR REGISTRANTS)
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                726 REXCORP PLAZA
                               UNIONDALE, NY 11553
                                 (516) 844-2020
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      8% SENIOR SUBORDINATED NOTES DUE 2012
                   SENIOR SECURED FLOATING RATE NOTES DUE 2011
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       --
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

--------------------------------------------------------------------------------
      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   |_|            Rule 12h-3(b)(1)(i)    |X|
   Rule 12g-4(a)(1)(ii)  |_|            Rule 12h-3(b)(1)(ii)   |_|
   Rule 12g-4(a)(2)(i)   |_|            Rule 12h-3(b)(2)(i)    |_|
   Rule 12g-4(a)(2)(ii)  |_|            Rule 12h-3(b)(2)(ii)   |_|
                                        Rule 15d-6             |_|

Approximate number of holders of record as of the
certification or notice date:                                   0
                                                              -----

                         TABLE OF GUARANTOR REGISTRANTS
                      8% SENIOR SUBORDINATED NOTES DUE 2012
                            OF DEL LABORATORIES, INC.
                         (COMMISSION FILE NO. 33-124360)



EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER        COMMISSION FILE NO.
--------------------------------------------------------------------------------
Del Professional Products, Inc.                                  333-12436002
565 Broad Hollow Realty Corp.                                    333-12436003
Del Pharmaceuticals, Inc.                                        333-12436004









                         TABLE OF GUARANTOR REGISTRANTS
                   SENIOR SECURED FLOATING RATE NOTES DUE 2011
                            OF DEL LABORATORIES, INC.
                         (COMMISSION FILE NO. 33-131293)


EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER         COMMISSION FILE NO.
--------------------------------------------------------------------------------
Del Professional Products, Inc                                     333-13129301
565 Broad Hollow Realty Corp.                                      333-13129304
Del Pharmaceuticals, Inc.                                          333-13129305

     Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned registrants have caused this certification to be signed on its behalf by the undersigned duly authorized person.

                                          DEL LABORATORIES, INC.
                                          DEL PROFESSIONAL PRODUCTS, INC.
                                          565 BROAD HOLLOW REALTY CORP.
                                          DEL PHARMACEUTICALS, INC.




Date: February 7, 2008                     By: /s/ Scott Pestyner
                                               -------------------
                                           Name: Scott Pestyner
                                           Title: Vice President, Finance